

                          Pacific Century Financial Corporation
          Exhibit 99 - Statement Regarding Computation of Ratios
                             Three Months Ended March 31



   (in millions of dollars)                                          1999        1998

   Earnings:
   1.  Income Before Income Taxes                                    $57.6      $54.6
   2.  Plus:  Fixed Charges Including Interest on Deposit            117.8      131.7
                                                                   -------    -------
   3.  Earnings Including Fixed Charges                              175.4      186.3
   4.  Less:  Interest on Deposits                                    68.7       79.9
                                                                   -------    -------
   5.  Earnings Excluding Interest on Deposits                      $106.7     $106.4
                                                                   =======    =======

   Fixed Charges:
   6.  Fixed Charges Including Interest on Deposits                 $117.8     $131.7
   7.  Less:  Interest on Deposits                                    68.7       79.9
                                                                   -------    -------
   8.  Fixed Charges Excluding Interest on Deposits                  $49.1      $51.8
                                                                   =======    =======

   Ratio of Earnings to Fixed Charges:
       Including Interest on Deposits (Line 3 divided by Line 6)      1.5 x      1.4 x
       Excluding Interest on Deposits (Line 5 divided by Line 8)      2.2 x      2.1 x
